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                                                                         (d)(38)

                               JOHN HANCOCK TRUST


                        Amendment to Declaration of Trust



         The undersigned, being a majority of the Trustees of John Hancock Trust (the "Trust"), acting pursuant to Section 7.3 of the Agreement and Declaration of Trust of the Trust dated September 29, 1988, as amended (the "Declaration of Trust") and in accordance with a Majority Shareholder Vote of the Trust (as defined in the Declaration of Trust), hereby amend and restate Article VII,
Section 7.2 of the Declaration to read in its entirety:



         Section 7.2 Reorganization. The Trust or one or more Series of Shares may merge or consolidate with any other trust, partnership, association, corporation or other organization and the Trustees may sell, convey and transfer the assets of the Trust, or the assets belonging to any one or more Series of Shares ("Transferor Series of Shares"), to another trust, partnership, association, corporation or other organization, or to the Trust to be held as assets belonging to another Series of Shares, in exchange for cash, securities or other consideration (including, in the case of a transfer to another Series of Shares of the Trust, Shares of such other Series of Shares) with such transfer being made subject to, or with the assumption by the transferee of, the liabilities belonging to each Transferor Series of Shares if deemed appropriate by the Trustees. The Trustees shall have the authority to effect any such merger, consolidation or transfer of assets, without action or approval of the Shareholders, to the extent consistent with applicable laws and regulation.


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         In witness whereof, the undersigned have executed this instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this __ day of ______, ____.


------------------------                    ------------------------
Don B. Allen                                Charles L. Bardelis


------------------------                    ------------------------
John D. DesPrez, III                        F. David Rolwing


------------------------                    ------------------------
John D. Richardson                          James M. Oates


------------------------                    ------------------------
Elizabeth G. Cook                           Hassell H. McClellan



The Agreement and Declaration of Trust of the Trust, September 29, 1988, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.